[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                                                   Exhibit 10.15

                           EXCLUSIVE LICENSE AGREEMENT

     Effective as of 1 March 2000, GEORGETOWN UNIVERSITY, a not-for-profit corporation of the District of Columbia, having a principal address at 37th & O Streets, N.W., Washington, D C. 20057 ("LICENSOR"), and ZEBRA PHARMACEUTICALS, a Massachusetts corporation, having a principal place of business at 160 Second St., Cambridge, Massachusetts 02142 ("LICENSEE"), agree as follows:

                                 1. BACKGROUND

      1.1 LICENSOR is the owner by assignment or obligation of assignment to certain Technology directed generally to Ligands for Metatrobic Glutamate Receptors and Inhibitors of NAALADase (as further defined herein).

      1.2 LICENSOR wishes to have the Technology developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

      1.3 LICENSEE wishes to acquire a license under said Technology for the purpose of undertaking development, to manufacture, use and sell Licensed Product(s) in the Licensed Field of Use.

                                 2. DEFINITIONS

      2.1 "Patent Rights" refers to LICENSOR's rights arising from U.S. Provisional Patent Applications Serial No. 60/166,915, filed 22 November 1999 "Ligands for Metatrobic Glutamate Receptors and Inhibitors of NAALADase" and Serial No. 60/131,627 filed 28 April 1999 entitled "Ligands for Metatrobic Glutamate Receptors and Inhibitors of NAALADase" and naming as inventors Alan P. Kozikowski, Jarda T. Wroblewski and Fajun Nan including any foreign patent applications corresponding thereto, any United States divisions, continuations, reissues, or reexaminations thereof, and any United States or foreign patent(s) issued or granted therefrom and any United States or foreign patents or patent applications claiming Technology. Such patent application(s) are the "Licensed Application(s)" and any resulting issued patents are the "Licensed Patent(s)."

      2.2 "Technology" means any technical data, know-how, material, research results and other information provided to LICENSEE by LICENSOR or its employees or contractors relating "Ligands for Metatrobic Glutamate Receptors and Inhibitors of NAALADase" including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable.

      2.3 "Licensed Product(s)" means any compound, product or part thereof, device, method or service, the manufacture, use, or sale of which:

            (a) is covered by a valid claim of an issued, unexpired Licensed Patent(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

            (b) is covered by any claim being prosecuted in Licensed Application(s).

      2.4 "Net Sales" means the gross revenue generated by sale of the Licensed Product(s) or use of the Licensed Process(es) in the form in which it is sold or used, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted) less the following items:

            (a) Import, export, excise, value added and sales taxes, plus custom duties;

            (b) Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation;

            (c) Normal and customary quantity and cash discounts; and

            (d) Credit for returns, allowances, or trades actually given.

      2.5 "Licensed Field of Use" means any diagnostic or therapeutic use concerning "Ligands for Metatrobic Glutamate Receptors and Inhibitors of NAALADase".

      2.6 "Exclusive" means LICENSOR has not granted and shall not grant further licenses in the Licensed Field of Use, so long as this Agreement is in effect.

      2.7 "Regulatory Approval" means any approval or clearance by any governmental agency or agencies having authority to regulate the use or sale of any Licensed Product(s) in the pertinent jurisdiction or territory.

      2.8 "LICENSEE" is understood to include Zebra and any and all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

            (a) of at least fifty percent (50%) of the voting stock; or

            (b) of at least fifty percent (50%) interest in the income of such corporation or other business.

      2.9 "First Commercial Sale" means the first sale of a Licensed Product at an arms length transaction with a third party un-Affiliated with any party to this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                    3. GRANT

      3.1 LICENSOR hereby grants and LICENSEE hereby accepts a worldwide license in the Licensed Field of Use to make, have made, use, sell, and have sold Licensed Product(s) and to use Technology.

      3.2 Said license, which includes the right to sublicense, shall be Exclusive in the Licensed Field of Use.

                     4. ROYALTIES, PAYMENTS AND MILESTONES

      4.1 During the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in the following Article 8.1.

      4.2 LICENSEE shall use good faith efforts to develop, obtain clinical approval for, manufacture, market and promote Licensed Products.

      4.3 LICENSOR shall have the right to terminate or render this license nonexclusive at any time after two (2) years from the date of the license if, in LICENSOR's reasonable judgment, LICENSEE:

            (i) has not put the licensed subject matter into commercial use in the country or countries where licensed, directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public, or

            (ii) is not demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward this end.

In making this determination, LICENSEE shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

      4.4 (a) LICENSEE shall pay to LICENSOR benchmark royalties relating to each Licensed Product as follows:

                  (1) $[******] within thirty (30) days after the IND approval;

                  (2) $[*******] within thirty (30) days after approval of Phase II tests

                  (3) $[*******] within thirty (30) days after approval of Phase III tests; and

                  (4) $[*******] within thirty (30) days after the approval of the NDA.

LICENSEE may investigate more than one Licensed Product through Phase II tests, without paying more than one set of benchmark royalties. If LICENSEE should choose to submit multiple NDAs or an NDA covering more than one Licensed Product, then the benchmark royalties relating to additional Licensed Products as set forth in 4.3 (3) and (4) above shall be reduced by fifty percent (50%). If, after obtaining approval of an NDA, LICENSEE attempts to develop additional Licensed Products, benchmark royalties relating to such products will be reduced by 50%.

      4.5 Fifty percent ([**]%) of the total milestone fees paid to Licensor by Licensee as provided in 4.4 above, shall be creditable against earned royalties as provided in 4.6 up to a maximum of fifty percent ([**]%) of such royalties until such credit is fully consumed.

      4.6 In addition, LICENSEE shall pay LICENSOR earned royalties of two percent ([*]%) on Net Sales of any diagnostic Licensed Product and three percent ([*]%) on Net Sales of any therapeutic Licensed Product in the country in which the Licensed Product is made, used or sold. LICENSEE shall pay to LICENSOR, as royalties relating to any sublicense, the greater of (a) the applicable royalty as set forth above or (b) twenty percent ([**]%) of any compensation LICENSEE receives from the sublicensee.

      4.7 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.

      4.8 In the event that the Patent Rights relating to a particular Licensed Product are finally rejected as being unpatentable by the U.S. Patent and Trademark Office or as being invalid by a court of competent jurisdiction, or upon the expiration of the last patent covering such Licensed Product, LICENSEE shall be entitled to a [*****] percent ([**]%) reduction in all royalties related to such Licensed Product accruing pursuant to this Article 4.6, commencing on the effective date of such determination, judgment or expiration.

                        5.REPORTS.PAYMENTS AND ACCOUNTING

      5.1 Quarterly Royalty Payment and Report. LICENSEE shall make written reports and royalty payments to LICENSOR within ninety (90) days after the end of each calendar quarter following the First Commercial Sale. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation of earned royalty payment due LICENSOR for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due LICENSOR of royalties for the calendar quarter covered by such report.

      5.2 Annual Progress Reports. LICENSEE shall provide annual written progress reports within sixty (60) days after the anniversary date of the effective date of this agreement. The reports shall include sufficient detail to allow LICENSEE to determine progress on research and development, manufacturing, sublicensing, marketing and sales during the previous twelve (12) months as well as plans for the coming year.

      5.3 Accounting. LICENSEE agrees to keep records for a period of two (2) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm, who is selected and paid for by LICENSOR, but no more than once per calendar year, to the extent necessary to verify reports provided for in Paragraph 5.1. Such examination is to be made by LICENSOR, at its expense and all such information obtained shall be treated as confidential information pursuant to Article 10. If LICENSOR determines that LICENSEE has, for any reason, failed to pay adequate royalties, LICENSEE shall immediately upon notice thereof pay to LICENSOR any owed royalties plus interest at the rate of eleven percent (11%) per annum, compounded daily, calculated from the date upon which such royalties should have been paid to the date of actual payment of LICENSOR.

                                  6. WARRANTY

      LICENSOR represents and warrants that it has the right to grant LICENSEE the license granted herein and that it has not granted the Patent Rights or any rights in any Licensed Product(s) to any third party, except for United States government rights which may have been required by law. LICENSOR also represents and warrants that, to the best of LICENSOR's knowledge, information and belief, the Invention(s) are novel.

                                7. INFRINGEMENT

      7.1 LICENSOR and LICENSEE shall promptly give notice to the other in writing of any alleged infringement of Patent Rights. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement.

      7.2 LICENSEE shall have the first right to defend Patent Rights against any infringer at LICENSEE's cost and expense including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, which LICENSEE, in its sole discretion, decides is reasonable and necessary for it to undertake. LICENSEE shall bring or defend or may settle any such actions solely at its own expense and through counsel of its selection and will be entitled to retain any settlement or damage award received except as provided for in Article 7.5; provided, however, that LICENSOR shall be entitled in each instance to participate through counsel of its own selection and its own expense. LICENSEE and LICENSOR acknowledge and agree that, although LICENSOR shall have the right at LICENSOR's option to prosecute infringers as provided in the following Article 7.3, LICENSOR is not desirous of being a party to any such infringement suit. LICENSEE shall not join LICENSOR as a party-plaintiff in any suit which LICENSEE may institute unless necessary for the maintenance of said suit, and then only with the prior knowledge and written consent of LICENSOR. In such event, LICENSOR shall not be chargeable for any costs or expenses. LICENSOR shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSEE and provide other such support as LICENSEE may require including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSEE.

      7.3 LICENSOR shall have the right to defend the Patent Rights against infringement in the event that LICENSEE declines to exercise its rights to defend Patent Rights under Article 7.2 and shall have sole discretion to file and prosecute, defend or settle such infringement and declaratory judgment action at its own expense through counsel of its own selection and will be entitled to retain any settlement or damage award received; provided, however, that LICENSEE shall be entitled in each instance to participate through counsel of its own selection and at its own expense. LICENSEE shall have no responsibility or financial obligation with respect to any such infringement action except to provide reasonable assistance to LICENSOR as requested and LICENSOR shall reimburse LICENSEE for LICENSEE's out-of-pocket expenses in connection with any such assistance. LICENSEE shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSOR and provide other such support as LICENSOR may require, including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSOR.

      7.4 In the event that LICENSOR decides to institute suit, LICENSOR shall be entitled to retain the entire amount of any recovery or settlement. Furthermore, at its option, LICENSOR may join LICENSEE as plaintiff.

      7.5 LICENSOR shall be entitled to the percentage of any recovery obtained in any infringement suit brought by LICENSEE equal to the amount to which LICENSOR would be entitled under the sublicensee royalty provision of this Agreement had said recovery been paid to LICENSEE as sublicense royalties by the defendant in said infringement suit. LICENSEE may deduct its reasonable costs and attorneys' fees incurred in prosecuting such suit, to the extent such costs and fees are not otherwise recovered, prior to calculating the share owing to LICENSOR pursuant to this provision.

      7.6 Should either LICENSOR or LICENSEE commence a suit under the provisions of Paragraphs 7.2 or 7.3 and thereafter elect to abandon the same, it shall give timely notice to the other party which may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and any recovery in such suit shall be agreed upon between LICENSOR and LICENSEE.

      7.7 LICENSEE during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer, and LICENSOR shall be entitled to royalties therefrom as specified in Article 4.6.

                       8. PROSECUTION OF LICENSED PATENTS

      8.1 LICENSEE agrees to accept liaison and financial responsibilities, as hereinafter set forth, for the prosecution, by a patent lawyer in independent practice, who shall be nominated by LICENSEE and approved by LICENSOR, of the Licensed Applications. Said financial responsibilities shall not only include the costs of prosecution but also the payment of maintenance fees, where required, to maintain said patent applications and patents, if issued, in force and effect for as long as possible. It is further agreed that the patent lawyer selected by LICENSEE and approved by LICENSOR shall be required, if so desired by LICENSOR, to keep a patent lawyer selected by LICENSOR informed of all steps in the prosecution and maintenance of said Patent Rights. Written approval will be required from LICENSOR to the patent lawyer selected by LICENSEE for actions concerning this patent.

      8.2 Within two (2) weeks of notification to LICENSOR by LICENSEE of the identity of the patent lawyer, LICENSOR will request that its counsel furnish to the patent lawyer nominated in accordance with Paragraph 8.1 above:

            (a) Complete file histories of all of the patent applications constituting said Licensed Applications; and

            (b) An executed power of attorney or powers of attorney appointing such patent lawyer as attorney of record in connection with all of said Licensed Applications.

      8.3 LICENSOR shall have the right at any time, by notice in writing and sent to LICENSEE by registered mail, to assume and continue at its own expense, direction of the prosecution of any of said Licensed Applications. Upon receipt by LICENSEE of any such notice from LICENSOR, LICENSEE and the patent lawyer nominated in accordance herewith shall provide in two weeks from the time of notice an executed power of attorney and all the file histories of the patent applications constituting said Licensed Applications. Upon receipt of this documentation, LICENSEE and the patent attorney nominated by LICENSEE shall be relieved of all future responsibilities to prosecute the Licensed Applications to which the notice is directed. In which event, LICENSOR agrees to use its good faith efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement, Patent Rights to the extent necessary to cover both broadly and specifically Licensed Products. LICENSEE shall have reasonable opportunity to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance. LICENSOR shall use its good faith efforts to furnish LICENSEE with copies of any patent application sufficiently in advance of its anticipated filing date to give LICENSEE a reasonable opportunity to review and comment thereon.

LICENSOR also agrees to furnish LICENSEE with copies of all substantive communications to and from U. S. and foreign patent offices regarding Licensed Applications and in good faith shall consider the reasonable comments of LICENSEE regarding all communications and filings to and from the respective patent office. If, for any reason, prosecution or maintenance of a particular patent application or patent in a particular country is to be abandoned by LICENSEE, LICENSOR will be notified in sufficient time to assume prosecution. LICENSEE shall bear all cost to maintain the patent prosecution until such time that LICENSOR can assume patent prosecution.

                            9. TERM AND TERMINATION

      9.1 The Term of this Agreement shall be for a period beginning with the Effective Date and extending until the later often (10) years after the First Commercial Sale or the last to expire valid claim of Patent Rights covering a Licensed Product, unless sooner terminated as herein provided. Thereafter, LICENSEE'S license granted in 3.1 shall be a fully paid up, non-exclusive license. Surviving any termination are: (a) LICENSEE's obligation to pay royalties accrued or accruable; and (b) Any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party.

      9.2 Upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE, shall have thirty (30) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR, may then in its sole discretion and option
(a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE.

      9.3 LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to LICENSOR and payment of all amounts due LICENSOR through the effective date of termination.

      9.4 Upon termination of this Agreement under any provision, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the publicity and confidentiality obligations of the parties contained in Section 10 hereof, shall survive any such termination for the periods set forth therein. Termination shall not relieve any party of any obligation occurring prior to such termination, of any liability for a breach of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided, however, that neither party shall be liable for consequential, punitive or special damages including without limitation, lost profits. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture and fulfill all orders for Licensed Products at the time of such termination and sell the same, provided that LICENSEE shall pay to LICENSOR the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products.

      9.5 In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder, including any rights granted by LICENSEE to any sublicensee, shall cease and terminate, and all such rights shall revert to LICENSOR. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR's designated attorneys, any files or other documents in its possession or in the possession of its attorneys, agents or sublicensees, relating to pending or issued Licensed Patent(s), except that one copy of each such document may be retained by LICENSEE's attorney for the purpose of ensuring compliance hereunder. LICENSEE and shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession or in the possession of its sublicensees.

                       10. PUBLICITY AND CONFIDENTIALITY

      10.1 Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other. The parties may, however, acknowledge Sponsor's support for, and subject to the obligations of confidentiality set forth in 10.3, the nature of the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

      10.2 Confidential Items. Confidential Items shall mean any proprietary information or materials belonging to the disclosing party clearly marked CONFIDENTIAL (whether or not patentable) including, but not limited to, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning, consultants and business plans, including any negative developments, which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement, further including information concerning the existence, scope or activities of any research and development project of the disclosing party.

      10.3 Each party shall hold in confidence for a period of three (3) years, and shall not disclose to any person outside its respective organization, any Confidential Items disclosed to it by the other party to this Agreement. The party receiving such Confidential Items shall use such Confidential Items only for the limited purpose for which it was disclosed and shall not exploit such Confidential Items for its own benefit or the benefit of another without the prior written consent of the disclosing party. Each party shall disclose Confidential Items of the other party under this Agreement only to persons within its organization and to consultants who have a need to know such Confidential Items in the course of the performance of their duties and who are bound to protect the confidentiality of such Confidential Items.

      10.4 The confidentiality and non-use obligations of the receiving party shall not apply to any Confidential Item(s) which is received by one party from the other party and which:

(i) is disclosed in a printed publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no breach of this Agreement by the receiving party;

(ii) becomes known to the receiving party through disclosure by sources other than the disclosing party having the right to disclose such Confidential Items;

(iii) is disclosed pursuant to the requirements of a governmental agency or any law requiring disclosure thereof, provided that the disclosing party is provided with prior written notice of any such disclosure;

(iv) is generally disclosed to third parties by the disclosing party without similar restrictions on such third parties;

(v) is approved for release by written authorization of an officer of the disclosing party; or

(vi) is already known by the receiving party as evidenced by its prior written records;

provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

                                11. PUBLICATION

      Subject to all other terms of this Agreement, including those concerning confidentiality, LICENSOR's investigators have the right to publish or otherwise publicly disclose information. However, LICENSOR will provide LICENSEE with copies of articles reporting on research involving the TECHNOLOGY prior to their submission for publication in order to provide LICENSOR an opportunity to determine if patentable inventions or Confidential Items are disclosed. LICENSEE shall inform LICENSOR and LICENSOR'S author(s) within thirty (30) days after receipt of the material whether in its judgment the material contains information on which patent applications may or should be filed and the identification of any LICENSEE Confidential Items to be removed therefrom. Submission then may be delayed up to an additional sixty (60) days to allow filing of appropriate patent applications.

                                 12. ASSIGNMENT

      This Agreement shall not be assignable by either party without the prior written consent of the other party, except that LICENSEE may assign this Agreement to an entity, which acquires all or substantially all of the assets to which this Agreement pertains without the prior written consent of LICENSOR.

                              13. INDEMNIFICATION

      13.1 LICENSEE agrees that during the term of this Agreement and thereafter, it will indemnify, defend and hold LICENSOR, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorneys' fees, arising out of the death of or injury to any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption or advertisement of Licensed Products by LICENSEE.

                                  14. NOTICES

      All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

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Page 12

            TO LICENSOR:

                      William J. Hartman
                      Director of Research and Technology Development Services Georgetown University Medical Center
                      Suite 177, Bldg. D.
                      4000 Reservoir Road, N.W.
                      Washington, D.C. 20007

            TO LICENSEE:

                      ZEBRA PHARMACEUTICALS
                      Attn: John Babich
                      160 Second St.
                      Cambridge, MA 02142

      Either party may change its address upon notice to the other party as provided herein.

                             15. DISPUTE RESOLUTION

      Should the parties hereafter have any dispute as to their obligations pursuant to this Agreement, they shall first attempt to resolve such dispute among themselves. If such efforts are not successful, the exclusive method for resolving such a dispute shall be arbitration as described herein.

      Either party may elect to submit the issue to arbitration by giving written notice to the other party and naming an arbitrator. The other party will then have thirty (30) days to select its own arbitrator. Once both arbitrators have been selected they shall meet within thirty (30) days of the appointment of the second arbitrator and select a third arbitrator mutually agreeable to them.

      Once the panel of arbitrators have been chosen, they shall conduct an arbitration on the disputed issue or issues in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The third arbitrator shall serve as the presiding arbitrator, although, in the event of dispute among the arbitrators, the majority decision of the arbitration panel shall be binding. The decision of the arbitrators shall be final and either party may apply to a court located in the District of Columbia to enter judgment based on the arbitrator's decision. All costs of the arbitrators and arbitration, other than the respective parties' attorneys' fees and costs, shall be borne equally by the parties.

                                   16. WAIVER

      None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

                               17. APPLICABLE LAW

      This Agreement shall be construed, interpreted and applied in accordance with the laws of the District of Columbia and applicable federal laws.

                              18. ENTIRE AGREEMENT

      This writing constitutes the entire agreement of the parties and there are no promises, understandings or agreements of any kind pertaining to this Agreement other than those written in this Agreement.

      IN WITNESS WHEREOF, the parties thereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

For LICENSOR                                   For LICENSEE:

By: /s/ Robert J. Halonen                      /s/ John W. Babich
    ---------------------------                ----------------------------
    Robert J. Halonen, Ph.D.                   John W. Babich
    Chief Financial Officer                    President and CEO

         2-23-00                                       3/3/00
    ---------------------------                ----------------------------
    Date                                       Date

    /s/ William J. Hartman
    ----------------------------
    William J. Hartman, Director
    Research & Technology Development Services

            2/23/00
    --------------------------
    Date

                    AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

                              Dated March 1, 2000


    Between BioStream Inc. (formerly designated Zebra Pharmaceuticals in the above-referenced Agreement) and Georgetown University



     This amendment serves to modify the original agreement entered into March 1, 2000, for Patent Rights and Technology related to US Patent Application Serial Nos. 60/131,627 filed April 28, 1999, and 60/166,195 filed November 22, 1999, both entitled "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALADase", foreign applications corresponding thereto, and any divisions, continuations, or reexaminations thereof, and will be enforceable on the date of the last signature of this Amendment.

BIOSTREAM and GEORGETOWN UNIVERSITY agree that the following provisions of the above-referenced agreement shall be modified as follows:


                                 2. DEFINITIONS

SECTION 2.5

Section 2.5 formerly;

2.5 "Licensed Field of Use" means any diagnostic or therapeutic use concerning "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALADase".

Shall be replaced by:

2.5 "Licensed Field of Use" means use of "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALADase" under "Patent Rights" for imaging applications only. Use of said compounds for development or sale of therapeutic compounds is specifically precluded.


                       8. PROSECUTION OF LICENSED PATENTS


SECTION 8.4 SHALL BE ADDED;

8.4 In the event that LICENSOR exclusively licenses "Patent Rights" for fields of use other than specified in Section 2.5, LICENSOR shall compensate LICENSEE, from licensing revenue received from said license, for 50% of patent costs incurred by LICENSOR according to section 4.1. LICENSOR and LICENSEE shall each pay 50% of any and all patent costs incurred after the effective date of any such exclusive license.

In witness thereof, the parties have executed the Amendment on the dates indicated.



BIOSTREAM                              GEORGETOWN UNIVERSITY

By: /s/ John W. Babich                 By: /s/ Martin A. Mullins
   ____________________________            ______________________________

Name: John W. Babich                   Name: Martin Mullins
     __________________________             _____________________________

Title: President                       Title: Vice President
      _________________________               Office of Technology Transfer
                                              _____________________________

Date: 02/14/03                         Date: 1/27/2003
     __________________________             _____________________________

                SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

                             Dated October 27, 2005

Between Molecular Insight Pharmaceuticals, Inc. (formerly designated in the above referenced Agreement as BioStream Inc., and prior to that, Zebra Pharmaceuticals) and Georgetown University.

     This Second Amendment serves to modify the Agreement entered into March 1, 2000 and Amended February 14, 2003, for Patent Rights and Technology related to US Patent Application Serial Nos. 60/131,627 (filed April 28, 1999) and 60/166,195 (filed November 22, 1999), both entitled "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALDase", as well as any foreign applications corresponding thereto, and any divisions, continuations, or any reexaminations thereof, and will be enforceable on the date of the last signature of this Second Amendment.

     Molecular Insight Pharmaceuticals, Inc. and Georgetown University agree that the following provisions in the above referenced agreement shall be modified as follows:

                                    PREAMBLE

The Agreement preamble formerly reciting:

     Effective as of 1 March, 2000, GEORGETOWN UNIVERSITY, a not-for-profit corporation of the District of Columbia, having a principal address at 37th & O Streets, N.W., Washington, D.C. 20057 ("LICENSOR") and ZEBRA PHARMACEUTICALS, a Massachusetts corporation, having a principal place of business at 160 Second St. Cambridge, Massachusetts 02142 ("LICENSEE"), agree as follows:

Shall be replaced by:

     Effective as of 1 March, 2000, GEORGETOWN UNIVERSITY, a not-for-profit corporation of the District of Columbia, having a principal address at 37th & O Streets, N.W., Washington, D.C. 20057 ("LICENSOR") and MOLECULAR INSIGHT PHARMACEUTICALS, a Massachusetts corporation, having a principal place of business at 160 Second St., Cambridge, Massachusetts 02142 ("LICENSEE"), agree as follows:

                                 2. DEFINITIONS

Section 2.1 formerly reciting:

     2.1 "Patent Rights" refers to LICENSOR's rights arising from U.S. Provisional Patent Applications Serial No. 60/166,195, filed November 22, 1999 "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALDase", and Serial No. 60/131,627 filed April 28, 1999, entitled "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALDase", and naming as inventors Alan P. Kozikowski, Jarda T Wroblewski and Fajun Nan, including any foreign patent applications corresponding thereto, any United States divisions, continuations, reissues, or reexaminations thereof, and any United States or foreign patent(s) issued or granted therefrom and any United States or foreign patents or patent applications claiming Technology. Such patent application(s) are the "Licensed Application(s)" and any resulting patents are the "Licensed Patents(s)."

Shall be replaced by:

     2.1 "Patent Rights" refers to LICENSOR's rights arising from U.S. Provisional Patent Applications Serial No. 60/166,195, filed November 22, 1999 "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALADase", and Serial No. 60/131,627 filed April 28, 1999, entitled "Ligands for Metabotropic Glutamate Receptors and Inhibitors of NAALADase", originally converted as U.S.S.N. 09/559,978, and which are now U.S.S.N., 10/374,765 and U.S. Patent 6,528,499, and further including any foreign patent applications corresponding thereto, any United States divisions, continuations, continuations in-part to the extent the claims are directed to subject matter specifically described in USSN 09/559,978, reissues, or reexaminations thereof and any United States or foreign patent(s) issued or granted therefrom and any United States or foreign patents or patent applications corresponding thereto all to the extent owned or controlled by Georgetown. Such patent application(s) are the "Licensed Application(s)" and any resulting patents are the "Licensed Patents(s)."

In witness thereof, the parties have executed this Second Amendment on the dates indicated.


MOLECULAR INSIGHT                      GEORGETOWN UNIVERSITY
PHARMACEUTICALS, INC.


By:                                    By: /s/ Martin Mullins
   ____________________________            ______________________________

Name: John W. Babich                   Name: Martin Mullins

Title: President and CSO               Title: Vice President
                                              Office of Technology Transfer

Date:                                  Date: 10/28/05
   ____________________________            ______________________________






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